The transition to a holding company structure described in this press release involves securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than in connection with the transition to a holding company structure, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 13, 2022

To Whom It May Concern:

Company name:	The Iyo Bank, Ltd.
Representative name:	President Kenji Miyoshi
(Stock code 8385 on the Prime Market of the Tokyo Stock Exchange)
Contact:	General Manager, General Planning Division Mitsuhiro Hayashi
(TEL +81-(0)89-907-1034)

Announcement of Transition to Holding Company Structure through a Sole Share Transfer

The Iyo Bank, Ltd. (President: Kenji Miyoshi; the “Bank”) resolved to start examining the transition to a holding company structure at its board of directors meeting held on November 12, 2021, which it announced that same day in the Notice Regarding Start of Consideration of Transition to Holding Company Structure, and the Bank hereby announces that at its board of directors meeting held today, it resolved to establish a holding company (wholly owning parent company) called “Iyogin Holdings, Inc.” (the “Holding Company”) through a sole share transfer (the “Share Transfer”) and move to a holding company structure effective October 3, 2022 (scheduled), subject to approval of the agenda item at the ordinary general meeting of shareholders scheduled to be held on June 29, 2022 and necessary approvals, etc. by the relevant authorities.

As the Share Transfer is a sole share transfer by the Bank, some disclosure items and details have been omitted.

Details

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1.	Objectives of Transition to a Holding Company Structure through a Sole Share Transfer

The Bank defined the meaning of its existence in its corporate credo as “creating a bright and prosperous future for the region,” and has made efforts to stabilize regional financing and stimulate the local economy through the expansion, etc. of finance-related services by merging with Toho Mutual Bank and Fuji Savings Credit Union and establishing group subsidiaries for leasing services and securities services, etc.

While doing so, the business environment surrounding regional financial institutions has changed greatly due to circumstances such as the normalization of a low-interest policy, changes in spending behavior, changes to the social structure such as a decrease in population, and the diversification and enhancement of customer needs in conjunction with progressing digitalization; the Bank is seeking to improve corporate value as a group, grounded on the importance of sustainability and in light of the impact of the COVID-19 pandemic, and it recognizes that it faces the task of changing its business model to contribute to growth in the local economy.

Therefore, the Bank established its long-term vision to become a “corporate group continuing to create and provide new value” in its Fiscal 2021 Medium-Term Management Plan that commenced in April last year, further deepening and evolving the “Digital-Human-Digital model”* it has been pursuing, and worked as a unified group to transform its business model.

Now, in order to further move forward with this transformation, the Bank has decided to transition to a holding company structure with the objective of striving to expand its fields of business in light of relaxation of regulations, working on enhancing group governance by strengthening business management functions, and maximizing group synergies.

With the transition to a holding company structure, the Bank will strive to grow the Iyogin group sustainably and improve its corporate value by promoting changes in employee and officer awareness and behavior, and creating a structure that can respond as a cohesive group to diversified and enhanced customer needs, with the aim of earning the unwavering trust of its shareholders, customers, local residents, and employees, which in turn will contribute to the realization of a sustainable society.

As a result of the Share Transfer, the Bank will become a wholly owned subsidiary of the Holding Company, so the shares of the Bank will be delisted. However, we plan to apply to list the Holding Company shares that will be delivered to all shareholders as consideration for the Bank’s shares on the Prime Market of the Tokyo Stock Exchange, Inc. (“TSE”). The listing date is subject to review by TSE, but is planned for October 3, 2022, which is the date of registration of establishment of the Holding Company (the effective date of the Share Transfer), and we intend to effectively maintain the listing of shares.

2.	Procedure for Transition to a Holding Company Structure

The Bank plans to transition to a holding company structure through the following method.

Step 1: Establishment of the Holding Company through a sole share transfer

The Holding Company will be established through the Share Transfer effective October 3, 2022, pursuant to which the Bank will become a wholly owned subsidiary of the Holding Company.

* Focusing on customer service by utilizing digital technology to expand points of contact with customers and thoroughly streamline administrative procedures.

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Iyogin Holdings, Inc. (Holding Company) The Iyo Bank, Ltd. Iyogin Credit Guarantee Company Limited. Iyogin Business Service Company Limited Iyogin Capital Company Limited Seven consolidated subsidiaries (Note) 1 Two non-consolidated non-equity method subsidiaries (Note) 2 Iyogin Regional Economy Research Center, Inc. Iyogin DC Card Co., Ltd. Iyogin Leasing Company Limited Iyogin Computer Service Company Limited Shikoku Alliance Securities Co., Ltd. Iyogin Challenge & Smile Co., Ltd. Four non-equity method affiliates (Note) 3

(Note) 1 The seven consolidated subsidiaries are Iyogin Venture Fund Corporation Limited IV, Iyogin Venture Fund Corporation Limited V, Iyogin Venture Fund Corporation Limited VI, Iyo Evergreen Sixtiary Industrialization Support Fund Investment Business Limited Partnership, Iyo Evergreen Agriculture Support Fund Investment Business Limited Partnership, Iyo Evergreen Agriculture Support Fund II Investment Business Limited Partnership, and Iyo Evergreen Business Succession Support Fund Investment Business Limited Partnership.

(Note) 2 The two non-consolidated non-equity method subsidiaries are Iyogin-Ehime University Originated Venture Support Fund Investment Business Limited Partnership and Iyo Evergreen Business Succession Support Fund II Investment Business Limited Partnership.

(Note) 3 The four non-equity method affiliates are Iyogin REVIC Investments Company Limited, Shikoku Alliance Capital Co., Ltd, Ozu Machidukuri Fund, and Shikoku Brand Co., Ltd.

Step 2: Reorganization of group operating companies

After the establishment of the Holding Company, the Bank’s seven consolidated subsidiaries (i.e., Iyogin Credit Guarantee Company Limited, Iyogin Capital Company Limited, Iyogin Regional Economy Research Center, Inc., Iyogin DC Card Co., Ltd., Iyogin Leasing Company Limited, Iyogin Computer Service Company Limited, and Shikoku Alliance Securities Co., Ltd.) are expected to be reorganized with the Holding Company as the direct equity holding company, with a view to strengthen cooperation, etc. within the group, through the payment in kind to the Holding Company of all of the shares held by the Bank, and other methods.

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Iyogin Holdings, Inc. (Holding Company) The Iyo Bank, Ltd. Iyogin Credit Guarantee Company Limited. Iyogin Capital Company Limited Seven consolidated subsidiaries Two non-consolidated non-equity method subsidiaries Iyogin Regional Economy Research Center, Inc. Iyogin DC Card Co., Ltd. Iyogin Leasing Company Limited Iyogin Computer Service Company Limited Shikoku Alliance Securities Co., Ltd. Iyogin Business Service Company Limited Iyogin Challenge&Smile Co., Ltd. Four non-equity method affiliates

3.	Outline of the Share Transfer
(1)	Schedule
Record date for ordinary general meeting of shareholders	March 31, 2022 (Thursday)
Board of directors meeting to approve the share transfer plan	May 13, 2022 (Friday)
Ordinary general meeting of shareholders to approve the share transfer plan	June 29, 2022 (Wednesday) (scheduled)
Delisting of the shares of the Bank	September 29, 2022 (Thursday) (scheduled)
Registration of establishment of the Holding Company (effective date)	October 3, 2022 (Monday) (scheduled)
Listing of the shares of the Holding Company	October 3, 2022 (Monday) (scheduled)

Note that this schedule is subject to change as necessary due to the progress of the Share Transfer procedures or for any other reasons.

(2)	Format

Sole share transfer with the Holding Company as the wholly owning parent company incorporated through a share transfer and the Bank as the wholly owned subsidiary resulting from a share transfer.

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(3)	Details of allotment
Company name	Iyogin Holdings,Inc. (wholly owning parent company incorporated through a share transfer)	The Iyo Bank, Ltd. (wholly owned subsidiary resulting from a share transfer)
Share transfer ratio	1	1
(i)	Ratio

All shareholders of the Bank entered or recorded in the Bank’s shareholder register immediately prior to the point in time that the Holding Company acquires all of the issued shares of the Bank pursuant to the Share Transfer (the “Reference Time”) will receive an allotment of one share of common stock of the Holding Company per share of common stock of the Bank that they hold.

(ii)	Number of shares per unit

The Holding Company will adopt a share unit system, with one unit equaling 100 shares.

(iii)	Basis for calculation of the share transfer ratio

The Share Transfer will establish the Holding Company alone as the wholly owning parent company of the Bank by the Bank’s sole share transfer, and there will be no change in the shareholding structure of the Bank or the Holding Company at the time of the Share Transfer. Therefore, with the principal concern that no disadvantage be caused to the shareholders of the Bank, each shareholder will receive an allotment of one share of the common stock of the Holding Company per share of the common stock of the Bank that it holds.

Therefore, no third-party calculation of the share transfer ratio has been conducted.

(iv)	Number of new shares to be delivered

317,998,884 shares of common stock (subject to change)

However, if there is a change in the total number of issued shares of the Bank prior to the Share Transfer taking effect, there will also be a change in the above number of new shares to be delivered by the Holding Company. Because the treasury shares held by the Bank that are able to be retired in practice will be retired by the Reference Time, the 5,776,482 treasury shares held by the Bank as of March 31, 2022 are excluded from the new shares to be delivered in the above calculation. Furthermore, if the number of treasury shares held by the Bank on March 31, 2022 has changed by the Reference Time, such as a case in which the Bank’s shareholders have exercised the right to request a purchase of shares, the number of new shares to be delivered by the Holding Company will change accordingly.

(4)	Matters regarding share options and bonds with share options involved with the Share Transfer

The holders of stock options issued by the Bank will be delivered and allotted equivalent stock options of the Holding Company in exchange for the stock options of the Bank that they hold. The Bank has not issued bonds with share options.

(5)	Handling of new listing of the Holding Company

The Bank intends to apply to list the shares of the newly established Holding Company on the Prime Market of TSE (Technical Listing) as of October 3, 2022. Because the Bank will become a wholly owned subsidiary of the Holding Company through the Share Transfer, the shares of the Bank are expected to be delisted from the Prime Market of TSE as of September 29, 2022 before listing the shares of the Holding Company.

The delisting date may change as determined in accordance with TSE’s rules.

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4.	Outline of the Company Subject to the Share Transfer

(as of March 31, 2022)

(1) Name	The Iyo Bank, Ltd.
(2) Address	1 Minami-Horibata-cho, Matsuyama-shi, Ehime
(3) Name and title of representative	Kenji Miyoshi, President
(4) Description of business	Banking
(5) Amount of stated capital	20,948 million yen
(6) Date of establishment	September 1, 1941
(7) Number of issued shares	323,775,366
(8) Fiscal year end	March 31
(9) Major shareholders and shareholding ratio

The Master Trust Bank of Japan, Ltd.

Custody Bank of Japan, Ltd.

Nippon Life Insurance Company

Meiji Yasuda Life Insurance Company

Daio Kaiun Co.,Ltd.

Sumitomo Forestry Co., Ltd.

Sumitomo Life Insurance Company

Employee stock ownership of Iyo Bank

Sompo Japan Insurance Inc.

IYOTETSU Group Co., Ltd.

			11.32% 10.31% 2.79% 2.78% 1.88% 1.85% 1.70% 1.56% 1.35% 1.20%
(10) Operational results and financial conditions for the most recent three years			(million yen)
Fiscal year end	Fiscal year end March 2020	Fiscal year end March 2021	Fiscal year end March 2022
Consolidated net assets	671,848	741,240	731,798
Consolidated total assets	7,795,554	8,550,739	8,544,797
Consolidated net assets per share (yen)	2,052.46	2,313.28	2,286.75
Consolidated ordinary income	126,506	124,817	133,971
Consolidated ordinary profit	29,413	26,172	38,239
Current net profit attributable to shareholders of parent company	18,922	18,088	26,417
Consolidated current net profit per share (yen)	59.77	57.12	83.39
Dividends per share (yen)	14.00	14.00	16.00

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5.	Outline of the Holding Company to be Newly Established Through the Share Transfer (wholly owning parent company incorporated through a share transfer) (scheduled)
(1) Name	Iyogin Holdings,Inc.
(2) Address	1 Minami-Horibata-cho, Matsuyama-shi, Ehime
(3) Representatives, directors and executives, etc. expected to assume office

Chairman

President and Director (Representative Director)

Director, Senior Managing Executive Officer (Representative Director)

Director, Managing Executive Officer

Director (Audit and Supervisory Committee Member)

Director (Audit and Supervisory Committee Member)

Director (Audit and Supervisory Committee Member)

Director (Audit and Supervisory Committee Member)

Iwao Otsuka Kenji Miyoshi Hiroshi Nagata Kensei Yamamoto Tetsuo Takeuchi Junko Miyoshi Keiji Joko Yoriko Noma

(Currently: Chairman, Iyo Bank)

(Currently: President, Iyo Bank)

(Currently: Managing Director, Iyo Bank)

(Currently: Managing Director, Iyo Bank)

(Currently: Director, Iyo Bank)

(Currently: Outside Director, Iyo Bank)

(Currently: Outside Director, Iyo Bank)

(Currently: Outside Director, Iyo Bank)

(Note) The Directors (Audit and Supervisory Committee Members) Ms. Junko Miyoshi, Mr. Keiji Joko, and Ms. Yoriko Noma are outside directors defined in Article 2(xv) of the Companies Act.
(4) Description of business

・Management and operation of banks and other companies that may be subsidiaries pursuant to the Banking Act, and any and all business incidental or related thereto

・Other business that may be conducted by the holding company of a bank pursuant to the Banking Act

(5) Amount of stated capital	20,000 million yen
(6) Fiscal year end	March 31

6.	Outline of Accounting Treatment of the Share Transfer

The Share Transfer constitutes a common control transaction for the purpose of corporate accounting, and therefore does not affect profit and loss.

7.	Future Outlook

The Bank will become a wholly owned subsidiary of the Holding Company through the Share Transfer. As a result, the Bank's performance will be reflected in the consolidated business results of the Holding Company, the wholly owning parent company of the Bank. The impact of the Share Transfer on the Bank's performance will be minimal.

End

(Reference) Consolidated financial forecasts for the current fiscal year (announced May 13, 2022) and consolidated business results for previous fiscal year

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(million yen)

	Ordinary income	Ordinary profit	Current net profit attributable to owners of parent company	Profit per share (yen)
Financial forecasts for current fiscal year (Fiscal year end March 2023)	137,000	34,500	23,000	72.59
Financial results for previous fiscal year (Fiscal year end March 2022)	133,971	38,239	26,417	83.39

Contact Details Mr. Kamei, Mr. Takeda, General Planning Division (TEL +81(0)89-907-1047)

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